Exhibit (h)(3)
Execution Copy
CONFORMING ADMINISTRATION AGREEMENT
     Conforming Administration Agreement (the “Conforming Agreement”), made as of this 23rd day of August, 2011, by and between Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Company) (“State Street Bank”).
     WHEREAS, State Street Bank and GMO are party to the Administration Agreement dated June 30, 2003 and the Rider dated February 28, 2007, each as amended, supplemented or otherwise modified from time to time (the “Agreement”) by which State Street Bank agrees to render certain administrative services to GMO Trust (the “Trust”);
     WHEREAS, in connection with the creation of the GMO Series Trust (the “Series Trust”), GMO has been retained by the Series Trust to furnish certain administrative services to the Series Trust pursuant to an administration agreement;
     WHEREAS, the parties intend to apply the terms of the Agreement to the Series Trust without modifying the terms of the Agreement with respect to GMO or the Trust;
     NOW, THEREFORE, in connection with the foregoing and in consideration of the mutual covenants herein set forth, the Series Trust, GMO and State Street Bank agree as follows:
1.	The terms of the Agreement shall apply, mutatis mutandis, with respect to the Series Trust as if it were the Trust and with respect to each series of the Series Trust as if it were a series of the Trust.

2.	A list of the series of the Series Trust is set forth in Schedule A, which shall be amended from time to time in writing by mutual agreement of the Series Trust and State Street Bank.

3.	For the avoidance of doubt, GMO and State Street Bank shall continue be liable to the other to the extent and under the circumstances described in the Agreement.

4.	The ‘Summary of Administration Functions — Appendix 1’ currently set forth in the Agreement shall be deleted in its entirety and replaced with the Summary of Administration Functions — Appendix 1’ attached hereto, which shall be amended from time to time in writing by mutual agreement of the Series Trust and State Street Bank.
[signature page immediately follows]

1

     IN WITNESS WHEREOF; the parties hereto have caused this Conforming Agreement to be duly executed as of the day and year first written above.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC*

By: Name:	/s/ JB Kittredge JB Kittredge
Title:	General Counsel

*	This Amendment is executed on behalf of the Manager by a duly authorized officer or other agent, solely in his or her capacity as an authorized signatory, pursuant to delegated authority from the Manager, and not individually. The obligations of or arising out of this Amendment are not binding upon any officer or other agent, partner, member or director of the Manager directly, but are binding upon only the Manager and its assets. A Certificate of Organization of the Manager is on file with the Secretary of State of the Commonwealth of Massachusetts.

STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Michael F. Rogers Michael F. Rogers
Title:	Executive Vice President

2

SCHEDULE A
LIST OF GMO SERIES TRUST FUNDS 1
GMO U.S. Core Equity Series Fund

[1]	As of August 23, 2011

3

Execution Copy
Appendix 1
State Street Bank and Trust Company as Successor by Merger to Investors Bank & Trust
Summary of Administration Functions
For Grantham, Mayo, Van Otterloo & Co. LLC
(GMO Series Trust Entities)

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

MANAGEMENT REPORTING & OTHER TREASURY FUNCTIONS

Monitor portfolio compliance in accordance with the current Prospectus, SAI and other regulatory or self-imposed guidelines	Perform tests of certain specific portfolio activity designed from provisions of the Fund’s Prospectus and SAI, as outlined in the compliance testing matrices

	Short Duration Collateral Fund and World Opportunity Overlay Fund are monitored weekly.	Continuously monitor portfolio activity and Fund operations in conjunction with 1940 Act, Prospectus, SAI and any other applicable laws and regulations. Monitor and approve resolution of compliance issues.	C-Provide consultation as needed on compliance issues.

Frequency: Monthly

Prepare the Fund’s annual expense budget. Establish daily accruals.	Prepare preliminary expense budget. Notify fund accounting agents of new accrual rates.	Provide asset level projections. Approve expense budget.

Frequency: Annually

Monitor the Fund’s expense budget. Review the Fund’s multi-class expense differentials (when applicable)	Monitor actual expenses, updating budgets/expense accruals. Review expense differentials among classes.	Provide asset level projections and vendor information as necessary. Review and approve budget revisions.

Frequency: Monthly/Quarterly

4

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

MANAGEMENT REPORTING & OTHER TREASURY FUNCTIONS (cont’d)

Receive and coordinate payment of fund expenses.	Propose allocation of invoices among Funds and obtain approval to process payment. Coordinate and review payment of monthly management fee.	Approve invoices and allocations of payments. Send invoices to IBT in a timely manner.

Frequency: As often as necessary

Review the Fund’s multi-class dividend calculation procedures (when applicable). Calculate period dividend rates, including applicable quarterly net income rates, spillback rates, excise requirement rates and unscheduled rates as required to be declared in accordance with management guidelines.
	Calculate amounts available for distribution. Calculate dividend rates for each class in accordance with approved methodology. Coordinate review by management and auditors. Notify custodians, fund accounting agents and transfer agent of authorized dividend rates.	Review and approve dividend calculation methodologies for each class. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	A-Review and approve dividend calculation methodology for each class of shares. Provide consultation as requested. Calculate spillback distribution dollars on a Fund level.

Frequency: According to dividend policy

Prepare disinterested director/trustee and Vendors Form 1099-Misc	Summarize amounts paid to directors/trustees during the calendar year. Prepared and mail Form 1099-Misc.	Provide social security numbers and current mailing address for trustees. Review and approve information provided for Form 1099-Misc.

Frequency: Annually

5

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

REGULATORY

Coordinate the preparation and printing shareholder reports.	Draft financial statements and coordinate auditor and management review. Draft and manage production cycle. Coordinate printing, editing of report and Edgar conversion with outside printer and filing with SEC via Edgar.	Review and approve report. Prepare and coordinate production of MD&A	A-Review reports A-Issue audit opinion on annual financial statements.

Frequency: Semi-annually/Quarterly

Coordinate the preparation and filing of form N-CSR and N-Q	Draft Form N-CSR and Form N-Q and certifications and coordinate management review. Coordinate Edgar conversion with outside printer and filing with the SEC via Edgar	Review and approve Form N-CSR and N-Q. Forward signed form N-CSR, N-Q and certifications to IBT prior to filing of report.	C-Review Form N-CSR and N-Q

Frequency: Semi-annually/Quarterly

Prepare and file Form N-SAR	Prepare form for filing. Obtain any necessary supporting documents. File with SEC via Edgar	Provide appropriate responses. Provide signature page	A-Provide annual audit internal control letter to accompany the annual filing. Provide annual multi-class report when applicable.

Frequency: Semi-annually/Quarterly

Assist in preparing amendments to Registration Statement	Provide requested information to GMO and fund counsel (currently Ropes & Gray). Review document provided by fund counsel	Review and approve	C-Coordinate the preparation and filing of post-effective amendments. Coordinate with outside printers the Edgar conversion filing with the SEC and printing of prospectus. A/C —Provide consents as appropriate.

Frequency: As needed

Coordinate the preparation and filing of form N-PX	Coordinate with proxy tabulator to receive electronic proxy voting files and forward to printer for Edgarization and SEC filing.	Review and approve

Frequency: Annually

6

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

REGULATORY (cont)

Coordinate the preparation and filing of Form 24F-2	Accumulate capital stock information and draft Form 24F-2. Coordinate filing of approved From with SEC via Edgar.	Review and approve filing	A-Review informally when requested

Frequency: Annually

Respond to regulatory audits	Compile and provide documentation pursuant to audit requests. Assist client in resolution of audit inquiries	Coordinate with regulatory auditors to provide requested documentation and resolutions to inquiries.	C-Provide consultation when needed.

Frequency: As needed

7

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

TAX AND ACCOUNTING

Coordinate the fiscal year end wash sales deferral, reversals and holding period reclass and realized swaps analysis with management, fund accounting and the independent public accountants.	Coordinate with IBT and BBH fund accounting to obtain reports required for the wash sales and swaps analysis.	Make appropriate representations in conjunction with audit.	A-Perform audit and render opinion. .

Frequency: Semi-annually

Perform & review asset diversification and gross income test to establish qualification as a RIC	Perform & review preliminary asset diversification (if equal to or less than 80% at previous quarter end), final asset diversification and qualifying income tests at each tax quarter end and as may otherwise be necessary. Follow up on issues until qualification is resolved.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	C/A — Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. A-Review quarter end tests on a current basis, as required.

Frequency: Quarterly

Calculate excise tax distributions	Calculate required distributions to avoid imposition of excise tax. Coordinate with auditors to receive calculation of prior year over/under, PFIC adjustments and other open temporary tax differences from the previous fiscal year end.	Review and approve distribution rates per share and aggregate amounts	A-Provide consultation as requested. Provide certain information relating to tax adjustments. Provide dividend designations.

Frequency: Annually

Prepare Form 1099	Obtain yearly distribution information. Calculate Form 1099 reclasses and related disclosures including the ICI Primary and Secondary tax reporting schedules. Coordinate with transfer agent (i.e. dividends received deductions, foreign tax credits, tax exempt income, income by jurisdiction.	Review and approve information provided for on Form 1099	A-Review Form 1099 reclasses and related disclosures.

Frequency: Annually

8

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

TAX AND ACCOUNTING (cont)

Prepare Financial Statement tax disclosures	Obtain applicable information from Auditors in order to report proper tax disclosures in the financial statements (tax costs quarterly, all other disclosures annually)	Review and approve information provided	Review annual disclosures

Frequency: Annually

Prepare TDF 90-22 Report of Foreign Bank and financial statement accounts for all applicable GMO Trust Funds	Obtain required information, file form by June 30	Review and approve filing	N/A

Frequency: Annually

9

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ADMINISTRATION AGREEMENT
     THIS ADMINISTRATION AGREEMENT made as of June 30, 2003 by and between Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability company (“GMO”), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (“Investors Bank”).
     WHEREAS, the GMO Trust, a business trust established under the laws of the Commonwealth of Massachusetts (the “Trust”), is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of separate portfolios;
     WHEREAS, GMO acts as manager of the Trust, which includes responsibility for functions often entrusted to an administrator; and
     WHEREAS, GMO desires to retain Investors Bank to render certain administrative services with respect to the Trust and Investors Bank is willing to render such services.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:
     1. Appointment. GMO hereby appoints Investors Bank to act as administrator with respect to the Trust on the terms set forth in this Agreement. Investors Bank accepts such appointment and agrees to render the services herein set forth. GMO shall compensate Investors Bank for acting as Administrator to the Trust hereunder as may be agreed in writing between GMO and Investors Bank from time to time.
     2. Delivery of Documents. GMO or the Trust has furnished Investors Bank with copies properly certified or authenticated of each of the following:
          (a) The Trust’s incorporating documents filed with the Commonwealth of Massachusetts and all amendments thereto (the “Articles”);
          (b) The Trust’s by-laws and all amendments thereto (the “By-Laws”);
          (c) The Trust’s agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the “Agreements”);
          (d) The Trust’s most recent Registration Statement (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and
          (e) The Trust’s most recent prospectus and statement of additional information (the “Prospectus”); and
          (f) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for Investors Bank in the proper performance of its duties hereunder.

          GMO will immediately furnish Investors Bank with copies of all amendments of or supplements to the foregoing. Furthermore, GMO will notify Investors Bank as soon as possible of any matter which may materially affect the performance by Investors Bank of its services under this Agreement.
     3. Duties and Administrator. Subject to the supervision and direction of GMO, Investors Bank, as Administrator, will assist in conducting various aspects of the Trust’s administrative operations and undertakes to perform the services described in Appendix 1 hereto. Investors Bank may, from time to time, perform additional duties and functions that shall be set forth in an amendment to such Appendix 1 executed by both parties.
          In performing all services under this Agreement, Investors Bank shall act in conformity with the Trust’s Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Trust’s Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, Investors Bank has no discretion over the Trust’s assets or choice of investments and cannot be held liable for any problem relating to such investments.
     4. Duties of GMO.
          GMO agrees to make its legal counsel available to Investors Bank for instruction with respect to any matter of law arising in connection with Investors Bank’s duties hereunder, and GMO further agrees that Investors Bank shall be entitled to rely on such instruction without further investigation on the part of Investors Bank.
     5. Fees and Expenses.
          (a) For the services rendered by Investors Bank hereunder, GMO will pay to Investors Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. GMO will also pay or reimburse Investors Bank from time to time for all necessary proper disbursements, expenses and charges made or incurred by Investors Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to Investors Bank as provided herein. Investors Bank will also be entitled to reimbursement by GMO for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith, including, without limitation, data extracts and technology interfaces.
          (b) Fees and expenses will be calculated monthly. Fees and expenses owed to Investors Bank for any month shall be paid by GMO within five (5) business days of receipt by GMO of an invoice for such fees and expenses, provided that Investors Bank shall deliver an invoice to GMO for each month by no later than the third business day of the following month.
          (c) Investors Bank shall not be required to pay any expenses incurred by the Trust.

          (d) Notwithstanding anything to the contrary set forth herein or in any schedule or appendix hereto, Investors Bank shall not be responsible for, and shall be reimbursed for any out-of-pocket expenses incurred in connection with, any electronic data feeds or information flows that Investors Bank is required to put in place with any unaffiliated entity in order to provide the services required of Investors Bank pursuant to this Agreement, including any systems development work required based on requests by GMO.
     6. Limitation of Liability.
          (a) Investors Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or GMO or any third party in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. GMO will indemnify Investors Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of the Trust or GMO, (ii) arising out of the offer or sale of any securities of the Trust in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or negligence of Investors Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.
          (b) Investors Bank may apply to GMO at any time for instructions and may consult counsel for GMO, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and Investors Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. Investors Bank shall notify GMO whenever it intends to rely on advice of independent counsel, accountants, or experts other than counsel for GMO, and shall describe the nature of the advice being sought. Investors Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. Investors Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Trust or GMO until receipt of written notice thereof has been received from the Trust or GMO, as the case may be.
          (c) In the event Investors Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, or other causes reasonably beyond its control, Investors Bank shall not be liable to the Trust or GMO for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

          (d) Notwithstanding anything to the contrary in this Agreement, the liability of Investors Bank for any loss or damages directly or indirectly suffered by the Trust or GMO in connection with the performance by Investors Bank of its obligations hereunder shall in no event exceed the fees paid by GMO to Investors Bank hereunder unless due to Investors Bank’s own fraud, gross negligence, or willful misfeasance. In no event shall Investors Bank be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.
     7. Termination of Agreement. The term of this Agreement shall be three years commencing upon the date first above written (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall continue in effect until terminated by either party upon ninety (90) days prior written notice to the other party.
     If, during the Initial Term, a majority of the officers of the Trust reasonably determines that the performance of Investors Bank has been materially lower than Investors Bank’s previous service levels, then GMO shall give written notice to Investors Bank of such determination and Investors Bank shall have ninety (90) days to correct such performance to the reasonable satisfaction of the officers. If the conditions of the preceding sentence are not met then GMO may terminate this Agreement on thirty (30) days written notice.
     Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice. In the event the violating party does not cure such violation within 90 days, this Agreement may be terminated immediately.
     In addition, this Agreement may be terminated upon ninety (90) days prior written notice by GMO to Investors Bank in the event that at any time neither GMO nor any of its successors, assigns, or affiliates of any thereof is no longer serving as investment manager to any series of the Trust.
     Furthermore, in the event that GMO terminates this Agreement other than in a manner described in the foregoing three paragraphs, GMO shall make a one-time cash payment, calculated as provided below (the “Termination Payment”), to Investors Bank on the date that this Agreement terminates (constructively or otherwise) with respect to each series of the Trust, or the Trust’s successors, assigns, or transferees (the “Termination Date”).
     The Termination Payment shall be equal to the product of the then current monthly fee rate per series and fund of fund being paid hereunder as of the Termination Date multiplied by the number of months remaining during the then current Term of this Agreement (prior to its early termination).
     The parties acknowledge and agree that (i) it would be extremely difficult to determine the actual damages incurred by Investors Bank as a result of Investors Bank’s ceasing to provide services with respect to the Trust or its successors, assigns or transferees as set forth above, (ii) Investors Bank will have incurred and will incur considerable costs in anticipation of rendering services through the then remaining Term which cannot be readily avoided if any of the events referred to above were to occur, and (iii) the Termination Payment is intended to adequately compensate Investors Bank for damages incurred and is not intended to constitute any form of penalty.
     The parties agree that any Termination Payment payable hereunder shall be in addition to and not in lieu of, and shall not be deemed a waiver of (i) any fees or reimbursements due to Investors Bank for services rendered through the Termination Date, including any costs associated with conversion, or (ii) any claim, right, remedy or privileges arising under this Agreement or applicable law.
     8. Miscellaneous.
          (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the parties hereto shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To GMO:	Grantham, Mayo, Van Otterloo & Co. LLC
40 Rowes Wharf
Boston, MA 02110
Attention: Susan Randall Harbert
With a copy to: General Counsel

To Investors Bank:	Investors Bank & Trust Company
200 Clarendon Street, P.O. Box 9130
Boston, MA 02117-9130
Attention: Carol Lowd, Client Management
With a copy to: John E. Henry, General Counsel
          (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.
          (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.
          (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.
          (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     9. Confidentiality. All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.
     10. Use of Name. Neither party shall use the name of the other party or any of its affiliates or, with respect to GMO, the Trust, in any prospectus, sales literature or other material in a manner not approved by the other party prior thereto in writing; provided however, that approval shall not be required for any use of a party’s name which merely refers in accurate and factual terms Investors Bank’s appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By: Name:	/s/ Susan Randall Harbert Susan Randall Harbert
Title:	Member, Grantham, Mayo, Van Otterloo & Co. LLC

INVESTORS BANK & TRUST COMPANY

By: Name:	/s/ Andrew M. Nesvet Andrew M. Nesvet
Title:	Managing Director

Appendices

Appendix 1	Services

Appendix 1 — June 30, 2003
Investors Bank & Trust
Summary of Administration Functions
For Grantham, Mayo, Van Otterloo & Co. LLC
(GMO Trust Entities)

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

MANAGEMENT REPORTING & OTHER TREASURY FUNCTIONS

Monitor portfolio compliance in accordance with the current Prospectus, SAI and other regulatory or self-imposed guidelines.	Perform tests of certain specific portfolio activity designed from provisions of the Fund’s Prospectus and SAI, as outlined in the compliance testing matrices.

	Short Duration Collateral Fund and World Opportunity Overlay Fund are monitored weekly.	Continuously monitor portfolio activity and Fund operations in conjunction with 1940 Act, Prospectus, SAI and any other applicable laws and regulations. Monitor and approve resolution of compliance issues	C-Provide consultation as needed on compliance issues.

Frequency: Monthly

Prepare the Fund’s annual expense budget. Establish daily accruals.	Prepare preliminary expense budget. Notify fund accounting agents of new accrual rates.	Provide asset level projections. Approve expense budget.

Frequency: Annually

Monitor the Fund’s expense budget. Review the Fund’s multi-class expense differentials (when applicable).	Monitor actual expenses, updating budgets/expense accruals. Review expense differentials among classes.	Provide asset level projections and vendor information as necessary. Review and approve budget revisions.

Frequency: Monthly/Quarterly

1

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

MANAGEMENT REPORTING & OTHER TREASURY FUNCTIONS (Con’t)

Receive and coordinate payment of fund expenses.	Propose allocation of invoices among Funds and obtain approval to process payment. Coordinate and review payment of monthly management fee.	Approve invoices and allocations of payments. Send invoices to IBT in a timely manner.

Frequency: As often as necessary

Review the Fund’s multi-class dividend calculation procedures (when applicable). Calculate periodic dividend rates, including applicable quarterly net income rates, spillback rates, excise requirement rates, and unscheduled rates as required to be declared in accordance with management guidelines.
	Calculate amounts available for distribution. Calculate dividend rates for each class in accordance with approved methodology. Coordinate review by management and auditors. Notify custodians, fund accounting agents, and transfer agent of authorized dividend rates.	Review and approve dividend calculation methodologies for each class. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	A- Review and approve dividend calculation methodology for each class of shares. Provide consultation as requested. Calculate spillback distribution dollars on a Fund level

Frequency: According to dividend policy

Prepare disinterested director/trustee and Vendors Form 1099-Misc.	Summarize amounts paid to directors/trustees during the calendar year. Prepare and mail Form 1099-Misc.	Provide social security numbers and current mailing address for trustees. Review and approve information provided for Form 1099-Misc.

Frequency: Annually

2

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

REGULATORY

Coordinate the preparation and printing shareholder reports.	Draft financial statements and coordinate auditor and management review. Draft and manage production cycle. Coordinate printing, editing of report and Edgar conversion with outside printer and filing with the SEC via Edgar.	Review and approve report. Prepare and coordinate production of MD&A.	A — Review reports A- Issue audit opinion on annual financial statements.

Frequency: Semi-annually / Quarterly

Coordinate the preparation and filing of form N-CSR and N-Q	Draft Form N-CSR and Form N-Q and certifications and coordinate management review. Coordinate Edgar conversion with outside printer and filing with the SEC via Edgar.	Review and approve Form N-CSR and N-Q. Forward signed form N-CSR, N-Q and certifications to IBT prior to filing of report.	C—Review Form N-CSR and N-Q

Frequency: Semi-annually / Quarterly

Prepare and file Form N-SAR	Prepare form for filing. Obtain any necessary supporting documents. File with SEC via Edgar.	Provide appropriate responses. Provide signature page.	A-Provide annual audit internal control letter to accompany the annual filing. Provide annual multi-class report when applicable.

Frequency: Semi-annually/Quarterly

Assist in preparing amendments to Registration Statement.	Provide requested information to GMO and fund counsel (currently Ropes & Gray). Review document provided by fund counsel.	Review and approve.	C-Coordinate the preparation and filing of post-effective amendments. Coordinate with outside printers the Edgar conversion, filing with the SEC and printing of prospectus.
A/C — Provide consents as appropriate.

Frequency: As needed

Coordinate the preparation and filing of form N-PX	Coordinate with proxy tabulator to receive electronic proxy voting files and forward to printer for Edgarization and SEC filing.	Review and approve

Frequency: Annually

3

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

REGULATORY (Cont.)

Coordinate the preparation and filing of Form 24F-2.	Accumulate capital stock information and draft Form 24F-2. Coordinate filing of approved Form with SEC via Edgar.	Review and approve filing.	A — Review informally when requested.

Frequency: Annually

Respond to regulatory audits	Compile and provide documentation pursuant to audit requests. Assist client in resolution of audit inquiries.	Coordinate with regulatory auditors to provide requested documentation and resolutions to inquiries.	C-Provide consultation as needed.

Frequency: As needed

4

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

TAX AND ACCOUNTING

Coordinate the fiscal year end wash sales deferral, reversals and holding period reclass and realized swaps analysis with management, fund accounting and the independent public accountants.	Coordinate with IBT and BBH fund accounting to obtain reports required for the wash sales and swaps analysis.	Make appropriate representations in conjunction with audit.	A- Perform audit and render opinion.

Frequency: Semi-Annually

Perform & review asset diversification and gross income test to establish qualification as a RIC.	Perform & review preliminary asset diversification (if equal to or less than 80% at previous quarter end), final asset diversification, and qualifying income tests at each tax quarter end and as may otherwise be necessary. Follow-up on issues until qualification is resolved.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	C/A — Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. A-Review quarter end tests on a current basis, as required

Frequency: Quarterly

Calculate excise tax distributions	Calculate required distributions to avoid imposition of excise tax. Coordinate with auditors to receive calculation of prior year over/under, PFIC adjustments and other open temporary tax differences from the previous fiscal year end.	Review and approve distribution rates per share and aggregate amounts.	A-Provide consultation as requested. Provide certain information relating to tax adjustments. Provide dividend designations.

Frequency: Annually

Prepare Form 1099.	Obtain yearly distribution information. Calculate Form 1099 reclasses and related disclosures including the ICI Primary and Secondary tax reporting schedules. Coordinate with transfer agent (i.e. dividends received deductions, foreign tax credits, tax-exempt income, income by jurisdiction).	Review and approve information provided for on Form 1099.	A- Review Form 1099 reclasses and related disclosures.

Frequency: Annually

5

Suggested Fund
Function	Investors Bank & Trust	GMO	Auditor or Counsel

TAX AND ACCOUNTING

Prepare Financial Statement tax disclosures	Obtain applicable information from Auditors in order to report proper tax disclosures in the financial statements (tax cost quarterly, all other disclosures annually)	Review and approve information provided.	Review annual disclosures.

Frequency: Annually

Prepare TDF 90-22.1 Report of foreign Bank and financial statement accounts for all applicable GMO Trust Funds	Obtain required information, file form by June 30.	Review and approve filing.	N/A

Frequency: Annually

6

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Rider to the Administration Agreement between Investors Bank & Trust Company and Grantham, Mayo, Van Otterloo & Co. LLC Related to the February 28, 2007
Fiscal Year-End GMO Trust Tax Preparation
Investors Bank & Trust Company (“Investors Bank”) agrees to perform the following services for Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) relating to the February 28, 2007 year-end GMO Trust preparation of the tax provisions, tax disclosures in the annual reports, and preparation of applicable tax returns in consideration for $578,000 additional fees.
General:
Investors Bank will perform the necessary tax procedures, to prepare for each series of GMO Trust (each a “Fund” and, collectively, the “Funds”), listed on Attachment A hereto, an annual tax provision, all applicable tax disclosures for the annual report, and all federal and applicable state tax returns and attachments. The tax work will be performed in conformity with the applicable sections of the Internal Revenue Code (“IRC”) and Treasury Regulations (“TR”), as well as established procedures set-forth by and communicated to Investors Bank by GMO and/or the Funds. Investors Bank will prepare complete and reasonable supporting tax supporting work-papers and tax returns for the tax fiscal year ending February 28, 2007 (December 31, 2006 in the case of GMO Inflation Indexed Plus Bond Fund).
Tax Provision:
1)	Investors Bank will input all current year (“cy”) book profit and loss amounts (“p&l”) as well as total cy distributions by book character (net income, short-term capital gain, long-term capital gain) into the tax provision (“TP” — see the definition of TP below) from sources available or provided to Investors Bank including the final Detailed Fund Statements (“DFS”) and “Market Value Trial Balance” (“TB”) as prepared by Brown Brothers Harriman & Co. (“BBH”) and other reports, as applicable, as well as agreeing these book amounts in the TP to the applicable amounts disclosed in the draft annual report, then final annual report (“AR”), such as net income, net realized gains/(losses), foreign withholding taxes for applicable funds making a foreign tax credit pass-through election under IRC Section 853, and total distributions made in fiscal 2007.

Definition of Tax Provision: The tax provision is a schedule that computes the annual investment company taxable income and capital gains as well as undistributed investment company taxable income, including a separate break-out for short-term capital gains/(losses) for both annual and undistributed capital gain amounts, as of February 28, 2007. The schedule will start with final 2007 book income, expense and short-term and long-term capital gains/(losses), will include all necessary tax adjustments, will include distributions made in the year by book character (net income, short-term gain, and long-term gain distributions), and will end with undistributed net income, short-term capital gains, and long-term capital gains (“spillovers”).

2)	Investors Bank will ensure all p&l numbers per the DFS and TB are reconciled to the corresponding subsidiary reports for all Funds whether held in custody at Investors Bank or BBH, provided that appropriate information is available to Investors Bank.

3)	On or before February 15, 2007, Investors Bank will request all the applicable reports from BBH to prepare the cy TP. In addition, Investors Bank will inventory all reports received by BBH within 24 hours of receipt to ensure the report package is complete. Investors Bank will notify BBH and GMO of any reports that appear to be missing within the 24 hour period. GMO will assure Investors Bank obtains reports needed from BBH if BBH is not providing the requested information to Investors Bank.

4)	Investors Bank will obtain all cumulative carry-forward tax points from GMO and other sources, as applicable. If tax adjustments are required based on these carry-forward tax points, Investors Bank will prepare such adjustments and include them in the cy TP.

5)	Investors Bank will reverse, where applicable, in the cy all prior year (“py”) temporary tax accruals/deferrals, such as IRC Section 1256 mark-to-market (“mtm”), swap accruals, post-October capital and/or foreign currency (“fx”) deferrals using the py amounts per the final py Form 1120-RIC (“federal tax return”) for such prior year.

6)	Investors Bank will compute all necessary cy wash sale deferrals and reversals and calculate all necessary wash sale holding period reclasses, as necessary.

7)	For Funds held in custody at BBH, Investors Bank will ensure reconciliation has been done to the net income on the DFS to the book numbers used on the tax provision to ensure all applicable p&l amounts are included on the cy TP.

8)	Investors Bank will obtain a list from Investors Bank & Trust Transfer Agent (“TA”) of all contributions in-kind (“CIKs”) and redemption in-kind (“RIKs”) for 2007. Investors Bank will make all necessary security basis adjustments for the applicable CIKs made to both realized gain/losses on securities sold and to the security lots still held at February 28, 2007. For any RIK, Investors Bank will reverse all realized gains/losses related to RIKs from the book numbers and include as a tax adjustment on the cy TP as necessary. In addition, Investors Bank will adjust for tax as necessary, all wash sale reversals, REIT sales, and PFIC sales affected by the RIK as applicable.

9)	In regards to any RIKs in fiscal 2007, Investors Bank will be responsible for reconciling the RIK proceeds to the TA records as well as GMO’s records of such

RIKs to ensure the realized gain/(loss) associated with each RIK loss is proper and totals to the correct amount per the records.

10)	For any security identified by GMO as a passive foreign investment company (“PFIC”) as of February 28, 2007 or a PFIC sold in the 2007 fiscal period, and by obtaining the final October 31, 2006 fiscal year-to-date (“FYTD”) PFIC analysis from GMO, Investors Bank will perform all necessary PFIC tax adjustments, including cy and py mtm inclusions/reversals, respectively, and all sales adjustments. GMO will be responsible to identify PFICs and provide a list of new PFICs or changes to any PFICs since October 31, 2006.

11)	For all swaps held at February 28, 2007 and all swaps terminated in the period ending February 28, 2007, Investors Bank will compute all necessary tax adjustments and reclasses following policies communicated to Investors Bank by GMO, including but not limited to, accrual of net income on credit default swaps, reclassing IRC 988 gains/losses to ordinary income. In order to complete the swap analysis, GMO will provide term sheets to Investors Bank Tax as positions are opened and Investors Bank will review the terms of each swap contract. GMO will be available for any questions Investors Bank may have with regard to the tax treatment. Where necessary, GMO will engage an outside party to assist in determining the proper tax treatment in situations of new contract terms, changed terms from a py of an existing contract. As part of the swap analysis, Investors Bank will identify and properly accrue/amortize up front swap payments or other such fee payments made/received by the Funds as necessary.

12)	Using a list of futures and option contracts exchanges from Investors Bank and BBH for the year ended February 28, 2007, Investors Bank will prepare all necessary futures and options tax reclass adjustments and other related applicable derivative tax adjustments on the cy TP, including, but not limited to IRC Section 1256 mtm and IRC Section 988 reclasses.

13)	Using the DFS and related necessary subsidiary reports, Investors Bank will prepare all necessary IRC Section 988 reclass adjustments, including any related to swaps, options, futures, other derivatives, trade/settlement date payable receivable transactions, bond bifurcation.

14)	Investors Bank will ensure all bond restructurings book-to-tax adjustments occurring in the year ended February 28, 2007 that GMO has approved and provided to Investors Bank have been included in the cy TP to the extent there are book-to-tax adjustments.

15)	Investors Bank will ensure any applicable pay-down reclasses have been made to the cy TP for applicable pay-down bonds as per GMO’s pay-down tax treatment policy.

16)	For any funds holding real estate investment trusts (“REITs”), Investors Bank will compute all return of capital (“roc”), long-term gain, short-term gain and other necessary reclass adjustments, including sales of REITs with py and cy carry forward roc adjustments, based on the policies already in place at Investors Bank set-forth by the Funds and communicated to Investors Bank. In addition, any necessary reclasses will be made by Investors Bank in accordance with Ire Section 857(b)(8)(A) applicable to REITs held and/or sold by the Funds.

17)	For Funds holding other mutual funds (investment companies), Investors Bank will prepare all necessary adjustments, including, but not limited to, reclasses from any short-term capital gain distributions to ordinary income, any reclasses from short-term capital losses to long-term capital losses under IRS Section 852(b)(4), any reclasses from dividend income to long-term capital gains, if applicable.

18)	Any book -to-tax adjustments related to the accretion of discounts and amortization of premiums under the latest AICPA Audit Guide will be made by Investors Bank to the cy TP, including those related to the sale of applicable bonds in the cy.

19)	For Funds that passed-through foreign tax credits ( “ftc”) for 2006 calendar year tax reporting, a list of which Investors Bank already has, Investors Bank will compute the applicable ftc gross-up and include the gross-up as well as a dividends-paid deduction on the cy TP for the same amount. Such foreign taxes and related foreign gross income amounts need to be adjusted for the countries communicated to Investors Bank by GMO that do not qualify for ftc pass-through and/or the foreign gross income pass-through (e.g. U.K, Malaysia, Singapore).

20)	For Funds that pay capital gain taxes and other such fees treated as ordinary deductions for tax purposes as set-forth by the Funds’ policy for such fees and as maintained in separate accounts on the BBH TB, Investors Bank will make any necessary reclass adjustments from capital losses to ordinary losses. Also, any such capital gain taxes that GMO treats as qualified foreign tax credits (e.g. Indian capital gain taxes), Investors Bank will include in the ftc gross-up on the cy TP.

21)	For any Funds with miscellaneous income/(loss) and/or realized capital gain/(loss) accounts, Investors Bank will take reasonable action to identify the appropriate tax treatment for such amounts. GMO will make all decisions in terms of tax treatment that is not apparent under the applicable IRS and/or TR.

23)	22) For any Fund holding a partnership investment for U.S. federal income tax purposes as communicated to Investors Bank by GMO, Investors Bank will ensure the most recent Schedule K-l or equivalent schedule provided by GMO of final/estimated tax p&l amounts have been included in the partnership basis and that any p&l from the K-1s are included on the cy TP. Also, all partnership interest basis adjustments will be tracked cumulatively off-line on a lot-by-lot basis by Investors Bank and Investors Bank will notify GMO if any basis becomes zero or less to ensure the Fund is not being allocated excess losses from the partnership. If at the time the annual reports are being compiled only estimates are available, Investors Bank will true-up the calculation using final Schedule K-Is or equivalent schedules provided by GMO at that time. A cy post October capital and fx deferral computation will be prepared by Investors Bank, including an analysis under Notice 97-64. The final fiscal-year-to-date October 31, 2006 excise tax provision will be used for this analysis, as well as the cy annual TP. Any resulting deferrals or reclasses will be included on the cy TP by Investors Bank.

24)	All py spillover amounts and cy distributions will be included on the cy TP by character. The py spillovers will be agreed by Investors Bank to the final federal tax returns provided to Investors Bank by GMO. The cy distributions will be agreed to the final DFS/TB and will be agreed in total to the AR.

25)	Investors Bank will compute any tax return of capital distributions (“roc”) by applying the applicable accumulated earnings and profit IRC and TR Sections. Investors Bank will inform GMO of any such roc distributions and GMO will determine if such amounts are material for disclosure in the AR as a roc. GMO will provide prior year accumulated earning and profit calculations to Investors Bank.

26)	Investors Bank will agree the total capital loss carry forward (“clco”) amount input into the cy TP to the final federal tax return. (GMO needs to provide b.o.y. to Investors Bank).

27)	As it relates to reorganizations, Investors Bank will ensure any clco limitation under IRC Section 382 as computed by the Funds’ tax auditors and reviewed by GMO are included in the cy TP, including any unused but available clco from the py as well as including in the TP any BIG (built-in gains) or BIL (built-in losses) adjustments computed by the Fund’s tax auditors and reviewed by GMO related to cy sale activity.

28)	Investors Bank will look at the py final TP provided by GMO for potential recurring adjustments to determine if such adjustments are required in the cy.

29)	All sub-totals, totals, and mathematical calculations on the cy TP will be reviewed to ensure accuracy by Investors Bank.

30)	Except as agreed upon by GMO staff for purposes of estimates, etc. Investors Bank will ensure each Fund’s cy TP has been reviewed and signed-off as ready for GMO and the Funds’ tax auditor review before it is delivered to either party. In addition, Investors Bank will provide to both GMO and the Funds’ tax auditors a complete tax package supporting the TP, including 1) a final, signed- off DFS/TB by the applicable Fund Accountant; 2) a wash sale deferral, reversal, and holding period report/analysis; 3) a PFIC analysis for each applicable fund; 4) support for all derivative tax adjustments; 5) support for any miscellaneous income/(loss) and/or realized capital gain (loss) DFS/TB accounts, and 6) support for any other tax adjustments not supported by the DFS/TB.

31)	Investors Bank will respond to questions from GMO and/or Funds’ tax auditor regarding the TP within a 24 hour period after receiving comments. GMO will be responsible for receiving the comments/questions from the tax auditor and delivering them to Investors Bank. If Investors Bank believes the answer will not be ready in the specified time period, GMO and the Funds’ tax auditor will be informed before the 24 hour period lapses.

32)	Investors Bank will inform GMO and the tax auditor of any delays expected from the agreed upon TP delivery dates immediately after the delay becomes known or estimated by Investors Bank.

33)	Once the final AR are completed and mailed, Investors Bank will complete a final TP and deliver to GMO and the Funds’ tax auditor on an agreed upon date but in any case no later than June 15, 2007. Any open points due to information required from GMO to complete the final TP will be the responsibility of GMO.

34)	Before the spillovers are paid in early July of 2007, Investors Bank will prepare a matrix that includes the total dollar and character (net income, short-term capital gain, and long-term capital gain) of each spillover amount as well as ending clco amounts for review by both GMO and the Funds’ tax auditor. This schedule will be delivered to GMO at the same time as the final TP mentioned above. GMO will be responsible for ensuring any information needed by Investors Bank to complete such matrix has been provided to Investors Bank.

35)	After the Funds’ spillovers have been paid in early July 2007, Investors Bank will review the amounts paid by character to ensure the spillover has been satisfied using the applicable post ex-date DFS/TB from Investors Bank: and BBH. (GMO will be responsible for ensuring timely and accurate payment of distributions occur)

36)	GMO Inflation Indexed Plus Bond Fund (IIXF): For tax purposes, this Fund has a December 31, 2006 year-end. All the other Funds in the Trust currently have a tax year-end of February 28. For IIXF, Investors Bank will be responsible for preparing a tax provision based on the Fund’s December 31, 2006 first tax yearend (period May 31, 2006 through December 31, 2006). All delivery dates referenced above will be applicable for IIXF, including the preparation of the TP, the tax disclosures for the AR, and the delivery dates for the final TP, and the spillover matrix. All February 28, 2007 dates above shall be replaced with December 31, 2006 for IIXF.

Tax Disclosures in the Notes to the Financial Statements:
Investors Bank will prepare all the necessary tax disclosures for the Funds’ AR using the tax provision prepared above and any other necessary reports from Investors Bank/BBH Fund Accounting or GMO by performing the following procedures and others procedures as necessary:
1)	Investors Bank will prepare a tax note disclosure analysis for the AR for each Fund based on the points below and other procedures as may be required. Such tax note disclosure analysis will be delivered to GMO and the Funds’ tax auditor on dates to be agreed upon between GMO, Investors Bank, and PwC but in no case not later than three days (72 hours) before such tax disclosures are due for inclusion into the draft AR. If Investors Bank does not believe this time frame will be met, Investors Bank will inform GMO and the Funds’ tax auditor as soon as Investors Bank is aware of the delay but in no case later than the beginning of such 3 day period.

2)	Investors Bank will prepare an analysis under Statement of Position 93-2 (“roc-sop analysis”) that will include all permanent and temporary capital adjustments using the cy TP and py carry-forward amounts as of February 28, 2007. The roc-sop analysis will start with the py ending capital book balances per the final AR. GMO and/or PWC will provide Investors Bank with final prior year AR/TP.

3)	Any py true-up adjustments made to the py final 1120-RIC but not to the py AR will be included by Investors Bank in the cy roc-sop analysis.

4)	The roc-sop analysis will include a total of all permanent capital book-to-tax p&l adjustments made in the cy as well as all temporary cy and accumulated income/loss), capital gain/Loss), and security basis book-to-tax differences as of February 28, 2007.

5)	The roc-sop analysis will determine the correct adjusted ending cy book capital balances that include all permanent cy tax adjustments.

6)	The roc-sop analysis will prove-out the ending adjusted book balances by adding back the temporary tax adjustments to the cy ending tax spillovers. Any variances will be reconciled by Investors Bank.

7)	Investors Bank will summarize the following required tax disclosure to the notes of the ap in the tax note disclosure analysis: 1) any foreign tax liabilities on unrealized gains (e.g. Indian capital gains taxes accrued); 2) any foreign capital gains taxes/fees paid in the cy (e.g. Indian capital gains taxes paid, Brazilian CPMF); 3) tax basis of any distributions paid in the year ended on February 28, 2007 including ordinary income (which includes any short-term capital gain distributions), long-term capital gain distributions, and return of capital distributions as per GMO’s roc instructions (the tax cost disclosure analysis will sum the net income and short-term capital distributions to derive the total ordinary income distributions made); and 4) will include ordinary income and long-term capital gain spillovers as of February 28, 2007 (the tax cost disclosure analysis will sum the net income and short-term capital gain distributions to derive the total ordinary spillover).

8)	Investors Bank will prepare for any RIK that occurred in a Fund, the gross gains (not net gains) related to such RIK(s) and include on the tax note disclosure analysis.

9)	The analysis will include the summary permanent adjustments, along with a description of the material permanent adjustments agreed upon by GMO, for inclusion in the notes to the cy AR. Materiality of such disclosures will be determined by GMO and discussed with Investors Bank prior to the release of the tax disclosures.

10)	Investors Bank will prepare list describing all the material temporary tax adjustments approved by GMO for inclusion in the notes to the AR. Materiality of will be determined by GMO and discussed with Investors Bank.

11)	The tax disclosure analysis will include the determination of tax cost and gross unrealized appreciation, gross unrealized deprecation, net unrealized appreciation (depreciation) on a tax basis by including all temporary tax adjustments that impact total book security cost. Investors Bank will tie-out the tax cost by adding the net unrealized tax appreciation (depreciation) to the tax cost and agree it to the total fair market value of the securities included in the Schedule of Investments included in the AR. Tax cost adjustments include, but are not limited to, PFIC mtm carry forward and QEF election basis adjustments, basis adjustments to partnership interests held, wash sale deferral carry forwards, REIT roc basis adjustments, if necessary, AICPA Guide bond accretion/amortization book-to-tax adjustments.

12)	Investors Bank will prepare a summary of the clco by expiration date, adjusted for any permanent lost clco due to IRC 382 annual limitations prepared by the Fund’s tax auditor. For py clco layers, Investors Bank will agree such amounts, year of realization, and year of expiration, to the final py 1120-RIC. Investors Bank will ensure that the total clco per the tax disclosure summary agrees to the total clco per the cy TP.

13)	If the Fund experienced a RIK in the cy, Investors Bank will prepare the total gross gains and gross losses related to such RIKs for inclusion in the notes to the cy AR.

14)	Investors Bank will summarize any capital and/or fx post-October loss deferrals for inclusion in the notes to the cy AR.

15)	Unaudited Tax Disclosures: Investors Bank will include or perform the following in regards to the unaudited tax disclosures on the tax note disclosure analysis: 1) Investors Bank will summarize the qualified dividend income (“QDI”) and dividend-received deduction (“DRD”) percentages used for 2006 tax reporting for inclusion in the unaudited section of the notes to the AR. If a Fund paid a dividend/distribution in the months of January and February of 2007, Investors Bank will re-compute, if necessary, the QDI and DRD percentages to be disclosed in the cy AR; 2) Investors Bank will compute for inclusion in the unaudited section of the cy AR, the qualified interest income (“QII”) for all Funds that paid net income and/or short-term capital gains in the fiscal year ended February 28, 2007 using GMO’s QII template; 3) Investors Bank will compute, using the ftc in the cy TP and by obtaining the corresponding gross foreign source income, for disclosure for the unaudited section of notes to the cy AR; and 4) Investors Bank, using the cy TP, will compute, taking into account any reclass distribution adjustments on the cy TP, the long-term capital gain paid designation disclosure for inclusion in the unaudited section of the notes to the AR.

16)	All sub-totals, totals, and mathematical calculations on the tax note disclosure analysis will be reviewed for accuracy by Investors Bank.

17)	Investors Bank will agree to deliver all tax disclosures for the AR to GMO and the Funds’ tax auditor on dates agreed to between GMO, Investors Bank, and the tax auditor.

18)	Investors Bank will verify the mathematical accuracy of all totals and sub-totals related to tax disclosures in AR (e.g. net unrealized appreciation (depreciation), accumulated undistributed net income/loss + accumulated net realized gain (1oss) equals the paid-in capital adjustment).

19)	Investors Bank will respond to questions from GMO, Investors Bank Reporting, and the tax auditor regarding the tax note disclosures within a 24 hour period by providing to GMO all responses related to GMO and PwC questions. GMO will provide such responses to the tax auditor. If Investors Bank believes the answer will not be ready in the specified time frame, GMO and the tax auditor will be informed by Investors Bank before the 24 hour period lapses.

20)	Investors Bank will review all applicable tax disclosures made to the applicable draft AR and, in any event, the final draft before print, to the tax disclosure analysis. Any differences will be brought to Investors Bank Reporting and GMO’s attention immediately upon noting the difference(s). All such differences will be cleared by GMO before releasing the AR to print.

21)	IIXF Tax Note Disclosures in AR: Investors Bank will prepare, a tax disclosure summary for the 2/28/07 IIXF AR, based on book-to-tax adjustments for the period May 31, 2006 through December 31, 2006. Investors Bank will review for any material tax adjustments that may have occurred between January 1, 2007 through February 28, 2007 for consideration of inclusion in the February 28, 2007 AR. GMO will determine if any such material adjustments need to be included in the tax disclosure in the February 28, 2007 AR.
Federal and State Tax Returns and Related Extensions:
Investors Bank will perform the following procedures, and others as necessary, to prepare for review by GMO and the Funds’ tax auditor, a complete and accurate federal and state tax return (if applicable) for each Fund:
1)	Investors Bank, GMO, and the tax auditor will sign-off as final the cy TP before the any tax return is deemed final by Investors Bank and GMO.

2)	Investors Bank will prepare Form 1120-RIC (“tax return”) and all related attachments to complete the tax return. Investors Bank will also be responsible for preparing additional federal tax forms that certain GMO Funds may require as reasonably requested by GMO, including, but not limited to, Form 8865, Form 5471, Form 926, Form 5472, Form 5452, Form 6781, Form 8621 (including the lot-level detailed PFIC holding and PFIC sales analysis and where the mtm election under IRC 1296 is made), Schedule PH. GMO will be responsible for providing any information not available or accessible to Investors Bank to complete these forms and schedules. GMO will be responsible for filing all tax returns and related schedules and attachments to the appropriate Internal Revenue Service Center (“IRSC”).

3)	For questions on the tax return regarding shareholders’ ownership at February 28, 2007 (except for personal holding companies), Investors Bank will obtain the applicable ownership information from the TA. GMO will be responsible for providing Investors Bank all PHC related information for Schedule PH.

4)	Investors Bank will be responsible for preparing Form 7004, the tax return extension, for all Funds. GMO expects to get delivery of all completed 7004s for review on or before March 15, 2007. Regarding IIXF, Investors Bank will deliver to GMO for review Form 7004 on or before February 15, 2007. GMO will be responsible for mailing Forms 7004 to the appropriate IRSC for all Funds.

5)	For any Funds that underwent a liquidation/termination in 2007 (2006 for IIXF), Investors Bank will prepare for review by GMO Form 966 on or before 15 days after such liquidation notification has been has been provided to Investors Bank by GMO. GMO will be responsible for filing Form 966 with the applicable IRSC. GMO to provide a complete list of liquidations to Investors Bank Tax.

6)	If a Fund underwent a reorganization under IRC Section 368 or a transfer of securities under IRC Section 351 requiring additional tax return disclosures, Investors Bank will prepare the necessary disclosures in the tax returns for such reorganizations/transfer as required under the applicable IRC and TR Sections. If Investors Bank does not have the necessary information or access to the necessary information to prepare such disclosure, GMO will provide the information to Investors Bank.

7)	In regards to Schedule PH, GMO will provide Investors Bank all the necessary personal holding company information for the applicable Funds by July 16, 2007. If GMO expects that this deadline will not be met, GMO will inform Investors Bank immediately upon determination that July 16, 2007 will not be feasible.

8)	Investors Bank will ensure all book amounts in the tax returns agree to the final AR.

9)	Investors Bank will agree all py book and tax amounts in the tax returns to the final py 1120-RIC and final py AR, respectively.

10)	Investors Bank will ensure all applicable amounts in the tax returns agree to the corresponding amounts in the final cy TP.

11)	Investors Bank will prepare either an initial informative MA Form 3 for any new Fund in fiscal 2007 and a final MA Form 3 for any Fund that liquidated or terminated in fiscal 2007.

12)	Investors Bank will manually mathematically test all totals and sub-totals in any tax return to ensure they are proper.

13)	Investors Bank will ensure all amounts in any tax return prepared by Investors Bank that appear more than once agree (e.g. gross assets, capital).

14)	GMO expects to have all tax returns, including any MA state tax returns, delivered to GMO and the tax auditor on or before September 17, 2007. If Investors Bank believes this due date will not be met, Investors Bank will inform GMO as soon as Investors Bank becomes aware of any delay or issue that would prevent Investors Bank from meeting this delivery due date and propose a revised delivery schedule by Fund. In no case, unless Investors Bank is waiting for GMO to provide information to complete a tax return/ supporting schedule or attachment, shall Investors Bank deliver any returns to GMO after October 15, 2007.

15)	All sub-totals, totals, and mathematical calculations in any tax return/related schedules and attachments prepared by Investors Bank will be reviewed for accuracy by Investors Bank.

16)	Regarding IIXF, the initial Form 1120-RIC and the initial MA Form 3F will be delivered by Investors Bank for review by GMO and the Fund’s auditor on or before June 15, 2007.

Agreed to by:

Investors Bank & Trust Company

By: Name:	/s/ Stephen DeSalvo Stephen DeSalvo
Title:	Managing Director

3/6/07
Date

Grantham, Mayo, Van Otterloo & Co. LLC

/s/ JB Kittredge

JB Kittredge
General Counsel

3/7/07
Date

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